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                                                                   Exhibit 10.11

                          FORM OF EMPLOYMENT AGREEMENT

(NOTE: BEFORE SIGNING, PROSPECTIVE EMPLOYEES SHOULD READ THE FOLLOWING AGREEMENT IN ITS ENTIRETY, MAKE CERTAIN THAT THEY UNDERSTAND IT, AND IF DESIRED, REVIEW IT WITH THEIR ATTORNEYS AND ADVISORS.)

In consideration of my employment and the compensation to be paid to me by Baxter, which includes Baxter Healthcare Corporation, Baxter International, Inc. and Baxter World Trade Corporation, (together "Baxter"), any of its affiliated companies, and its successors or assigns, I agree as follows:

1.   For purposes of this agreement:

     (a) "Competing Products" means products, processes, or services of any person or organization other than Baxter, in existence or under development, which are substantially the same, may be substituted for, or applied to substantially the same end use as the products, processes or services with which I work during the time of my employment with Baxter or about which I acquire Confidential Information through my work with Baxter.

     (b) "Competing Organization" means persons or organizations, including myself, engaged in, or about to become engaged in, research or development, production, distribution, marketing, providing or selling of a Competing Product.

     (c) "Confidential Information" means information relating to the present or planned business of Baxter which has not been released publicly by authorized representatives of Baxter. I understand that Confidential Information may include, for example, Trade Secrets, Inventions, know-how and products, customer, patient, supplier and competitor information, sales, pricing, cost, and financial data, research, development, marketing and sales programs and strategies, manufacturing, marketing and service techniques, processes and practices, and regulatory strategies. I understand further that Confidential Information also includes all information received by Baxter under an obligation of confidentiality to a third party.

     (d) "Invention" means procedures, systems, machines, methods, processes, uses, apparatuses, compositions of matter, designs or configurations, computer programs of any kind, or any improvements of the foregoing, discovered, conceived, reduced to practice, developed, made, or produced, and shall not be limited to the meaning of "Invention" under the United States patent laws.

     (e) "Items" include documents, reports, drawings, photographs, designs, specifications, formulae, plans, samples, research or development information, prototypes, tools, equipment, proposals, marketing or sales plans, customer information, customer lists, patient lists, patient information, regulatory files, financial data, costs, pricing information, supplier information, written, printed or graphic matter, or other information and materials that concern Baxter's business that come into my possession or about which I have knowledge by reason of my employment.

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     (f)  "Trade Secrets" include all information encompassed in all Items, and in all manufacturing processes, methods of production, concepts or ideas, to the extent that such information has not been released publicly by duly authorized representatives of Baxter.

2. I will exert my best efforts in the performance of my duties as an employee of Baxter and will remain loyal to Baxter during the term of my employment. I am not presently engaged in, nor shall I, during the term of my employment with Baxter, enter into any employment or agency relationship with any third party whose interests might conflict with those of Baxter. I do not presently, nor shall I, during the term of my employment with Baxter, possess any significant interest, directly, through my family, or through organizations or trusts controlled by me, in any third party whose interest might conflict with those of Baxter.

3. Each Item and all Confidential Information that comes into my possession by reason of my employment are the property of Baxter and shall not be used by me in any way except in the course of my employment by, and for the benefit of Baxter, I will not remove any items from premises owned or leased by Baxter except as my duties shall require, and upon termination of my employment, all Items will be turned over to my supervisor at Baxter.

4. I will preserve as confidential all Confidential Information that has been or may be obtained by me. I will not, without written authority from Baxter, use for my own benefit or purposes, or disclose to others, either during my employment or thereafter, except as required by my employment with Baxter, any Confidential Information or any copy or notes made from any Item embodying Confidential Information. I understand that my obligations with respect to Confidential Information shall continue even after termination of my employment with Baxter. These restrictions concerning use and disclosure of Confidential Information shall not apply to information which is or becomes publicly known by lawful means, or comes into my possession from sources not under an obligation of confidentiality to Baxter.

(NOTE: BAXTER WILL SEEK JUDICIAL ENFORCEMENT OF ITS RIGHT TO PROTECT CONFIDENTIAL INFORMATION AND TRADE SECRETS, AND SHALL PURSUE ALL LEGAL REMEDIES UP TO AND INCLUDING PROHIBITION OF COMPETITIVE EMPLOYMENT OPPORTUNITIES WHICH WOULD INVOLVE THE DISCLOSURE OR USE OF THIS INFORMATION. UPON LEAVING BAXTER YOUR ABILITY TO ACCEPT EMPLOYMENT WITH COMPETITIVE COMPANIES WILL BE LIMITED.)

5. I understand that any entrusting of Confidential Information to me by Baxter is done in reliance on a confidential relationship arising out of my employment with Baxter. I further understand that Confidential Information that I may acquire or to which I may have access, especially with regard to research and development projects and findings, formulae, designs, formulation, processes, the identity of suppliers, customers and patients, methods of manufacture, and cost and pricing data is of great value to Baxter. In consequence of such entrusting and such consideration, I will not render services, directly or indirectly, for a period of one year after termination of my employment with Baxter to any Competing Organization in connection with any Competing Product within such geographic limits as Baxter and such Competing Organization are, or would be, in actual competition when such rendering of services might potentially involve the disclosure or use of Confidential Information or Trade Secrets. I understand that services rendered to such Competing Organization in an executive, scientific, administrative, or consulting capacity in connection with Competing Products are in support of actual competition in various geographic areas and thus fall within the prohibition of this agreement regardless


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     of where such services physically are rendered. Further, if, at any time during the last two years of my employment with Baxter, I have been employed as a sales representative, I will not render services, directly or indirectly, for a period of one year after termination of my employment with Baxter to any Competing Organization in connection with the sale, merchandising, or promotion of Competing Products to any customer of Baxter in the territories assigned to me by Baxter within the past 12 months, or with respect to which I acquired Confidential Information.

6. I understand that following my employment with Baxter I will make every effort to contact Baxter's General Counsel if I am served with a subpoena or other legal process asking for a deposition, testimony or other statement, or other potential evidence to be used in connection with any lawsuit to which Baxter is a party.

7. All inventions related to the present or planned business of Baxter, which are conceived or reduced to practice by me, either alone or with others, during the period of my employment or during a period of one hundred twenty
     (120) days after termination of such employment, whether or not done during my regular working hours, are the sole property of Baxter. The provisions of this paragraph shall not apply to an invention for which no equipment, supplies, facilities or trade secret information of Baxter was used and which was developed entirely on my own time, unless (a) the intention relates (i) to the business of Baxter, or (ii) to my actual or demonstrably anticipated research or development for Baxter, or (b) the invention results from any work performed by me for Baxter.

8. I will disclose promptly and in writing to Baxter, through my supervisor, all Inventions which are covered by this agreement, and I agree to assign to Baxter or its nominee all my right, title, and interest in and to such Inventions. I agree not to disclose any of these Inventions to others, without the express consent of Baxter, except as required by my employment.

9. (a) I will, at any time during or after my employment, on request of Baxter, execute specific assignments in favor of Baxter or its nominee of my interest in and to any of the Inventions covered by this agreement, as well as execute all papers, render all assistance, and perform all lawful acts which Baxter considers necessary or advisable for the preparation, filing, prosecution, issuance, procurement, maintenance or enforcement of patent applications and patents of the United States and foreign countries for these Inventions, and for the transfer of any interest I may have. I will execute any and all papers and documents required to vest title in Baxter or its nominee in the above Inventions, patent applications, patents, and interests.

     (b) I understand that if I am not employed by Baxter at the time I am requested to execute any document under paragraph 9(a), I shall receive fifty dollars ($50.00) for the execution of each document, and one hundred fifty dollars ($150.00) per day of each day or portion thereof spent at the request of Baxter in the performance of acts pursuant to paragraph 9(a), plus reimbursement for any out-of-pocket expenses incurred by me at Baxter's request in such performance.

     (c) I further understand that the absence of a request by Baxter for information, or for the making of an oath, or for the execution of any document, shall in no way be construed to constitute a waiver of Baxter's rights under this agreement.


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10.  I have disclosed to Baxter all continuing obligations which I have with respect to the assignment of Inventions to any previous employers, and I claim no previous unpatented Inventions as my own, except for those which have been reduced to practice and which are shown on a schedule, if any, attached to this agreement. I understand that Baxter does not seek any confidential information which I may have acquired from a previous employer, and I will not disclose any such information to Baxter.

11. All writings and other works which may be copyrighted (including computer programs) which are related to the present or planned business of Baxter and are prepared by me during my employment by Baxter shall be, to the extent permitted by law, works made for hire, and the authorship and copyright of the work shall be in Baxter's name. To the extent that such writings and works are not works for hire, I agree to the waiver of "moral rights" in such writings and works, and to assign to Baxter all my right, title and interest in and to such writings and works, including copyright.

12. I will permit Baxter and its agents to use and distribute any pictorial images which are taken of me during my employment by Baxter as often as desired for any lawful purpose. I waive all rights of prior inspection or approval and release Baxter and its agents from any and all claims or demands which I may have on account of the lawful use or publication of such pictorial images.

13. I understand and agree that this agreement is not a guarantee of continued employment or rate of compensation for any period. My employment is at will. This means I am free to terminate my employment at any time, for any reason, and that Baxter retains the same rights.

14. I understand that I may be asked to submit to drug testing as a condition of employment or continued employment and consent to such testing as determined by Baxter to be appropriate.

15. I will comply with Baxter Shared Values: Standards for Business Ethics, a copy of which I acknowledge having received, read and understood.

16. The obligations which I have undertaken in paragraphs 3, 4, 5, 6, 7, 8, 9, 11 and 12 shall survive the termination of my employment by Baxter.

17. Baxter has a right to make and enforce any other rules and regulations not contrary to this agreement which will also govern my employment.

18. The provisions of the agreement shall be severable, and in the event that any provision of it is found by any court to be unenforceable, in whole or in part, the remainder of this agreement shall nevertheless be enforceable and binding on the parties.

19. I agree that, to promote uniformity in the interpretation of this and similar agreements, this agreement shall be governed by the laws of Illinois for contracts made within that state. I further agree that this agreement sets forth the entire employment agreement between Baxter and myself, and shall not be amended or added to except in writing signed by Baxter and me. I understand that Baxter may, at any time and without further action by me, assign this agreement to any of its affiliated companies with which I may be employed. In the event of such an assignment, the assignee company shall succeed to all the rights held by Baxter under this agreement.


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Date:  ___________________________



EMPLOYEE                                 BAXTER



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